Exhibit 10.11

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is entered into as of July 2, 2009, by and between NovaRay Medical, Inc., a Delaware corporation with its principal place of business at 39655 Eureka Drive, Newark, California 94560 (“Company”) and Marc C. Whyte (“Executive”) (collectively, the “parties”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in that certain Executive Employment Agreement dated as of December 19, 2007 with Executive (the “Agreement”).

RECITALS

WHEREAS, the Company and Executive entered into the Agreement;

WHEREAS, the Company and Executive desire to amend the Agreement to be as set forth herein.

NOW, THEREFORE, in compliance with Section 16 of the Agreement and in consideration of the mutual promises and covenants set forth herein and in the Agreement and Statement of Work, the Client and the Company hereby agree as follows:

Section 2.1 of the Agreement is herby amended to read in its entirety:

Position. Executive shall be employed in the position of Chief Executive Officer and President reporting to the Company’s Board of Directors. Executive is responsible for setting and the execution of the marketing and selling strategy of the Company, overseeing all business and related concerns of Company, and setting and ensuring that the overall strategic and financial position of Company is achieved. Executive shall perform additional duties now or hereafter as reasonably assigned by Company.

Section 2.3 of the Agreement is herby amended to read in its entirety:

Work Location. Executive’s principal place of work shall be located in Newark, at Company’s offices.

Section 4.1 of the Agreement is hereby amended to read in its entirety:

“Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Company shall pay to Executive a base salary of $310,000.00 per year, less applicable withholdings (the “Base Salary”). Until the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, eighty percent

(80%) of the Base Salary or $10,333 for each applicable semi-monthly pay period, less applicable withholdings, shall be paid in accordance with the Company’s regularly established payroll practice. The remaining $2,584 for each applicable semi-monthly pay period, less applicable withholdings, shall be paid in the event of (i) a receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, (ii) a termination of Executive’s employment under the Agreement by the Company without Cause or (iii) a termination of Executive’s employment under the Agreement by Executive for Good Reason. After the receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009, the Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive such amount of his salary earned as provided in this Section through the date of such termination.”

Section 4.2 of the Agreement is hereby amended to read in its entirety:

Incentive Compensation.

(a)	Discretionary Incentive Compensation. Executive may be granted incentive compensation in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company. Such incentive compensation may be payable in either cash or stock of the Company or any combination thereof at the election of the Company and pursuant to terms and conditions established by the Board of Directors of the Company.

(b)	Debt or Equity Financing. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from debt or equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), Executive shall receive incentive compensation set forth in Section 4.3(c) below for raising such additional debt or equity financing provided that Executive is employed with the Company at the time of such receipt of gross proceeds.

(c)

Calculation. The method described in this section are to be used as guidelines for determining such incentive compensation. The Board of Directors of the Company in its sole and absolute discretion may adjust percentages up or down based on the terms of such debt or equity financing transaction. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from equity financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by

Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in Table 1 below taking into account the amount raised and the pre-money valuation. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from straight debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in the $80M pre-money valuation row in Table 1 below. In the event the Company receives aggregate gross proceeds not less than $3,000,000 from convertible debt financings after July 7, 2009 and prior to December 31, 2010 (excluding proceeds from funds managed by Vision Capital Advisors, LLC), such compensation will be initially based on a percentage of Executive’s base salary listed in Table 1 below taking into account the amount raised and the pre-money valuation assuming conversion of such convertible debt. In the event such converted pre-money valuation is unknown, the Board of Directors of the Company will determine the appropriate percentage. Such incentive compensation may be payable in either (i) cash or (ii) a combination of cash and up to 60 to 70% of such incentive compensation in Incentive Stock Options issued pursuant to the Company’s 2008 Stock Incentive Plan in lieu of cash with the value of such options determined by the Black Scholes valuation method used the Company to value stock options in its audited financial statements.

Table 1

Financing Bonus

Valuation Percentage

Premoney Valuation $M	Amount Raised $M
	$3	$5	$7.50	$10
$30	9%	15%	21%	24%
$40	12%	20%	28%	32%
$50	15%	25%	35%	40%
$60	20%	33%	48%	60%
$70	25%	41%	61%	80%
$80+	30%	50%	75%	100%
or straight debt

Section 4.3 of the Agreement is hereby amended to read in its entirety:

Stock Options. Executive may be granted stock options from time to time in the discretion of Company subject to the terms and conditions of a Company approved stock option plan and pursuant to the stock option agreement under which such options are granted. Provided that Company has not terminated Executive’s employment for Cause and Executive has not terminated his employment other than for Good Reason, the Company shall grant Executive an option to purchase 425,000 shares of the Common Stock of the Company upon receipt of gross proceeds from equity or debt or other financing obtained by Company of at least Five Million Dollars ($5,000,000) in the aggregate after July 7, 2009. Such option shall be immediately vested, have an exercise price equal to the then current fair market value of such Common Stock, have a ten year term and be subject to the terms of the Company’s 2008 Stock Incentive Plan and the terms of the form of Stock Option Agreement under such plan.”

Section 7.2 of the Agreement is hereby amended to read in its entirety:

“Termination Without Cause By Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time. In the event of such termination, Executive will receive the Standard Entitlements plus the following Severance Pay: (a) twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation, and twelve (12) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination and for such salary continuation and such health care benefits (the “Severance Pay”) and (b) the vesting of any stock options held by Executive at the time of such termination will accelerate as to the number of shares that otherwise would have vested and been exercisable as of the date that is twenty-four (24) months from the date of termination. The Severance Pay will be payable in accordance with Company’s regular payroll cycle. Executive’s receipt of the Severance Benefits will be contingent upon: (x) Executive’s compliance with all surviving provisions of this Agreement as specified in subparagraph 15.7 below; (y) Executive’s execution of a full general release in a form provided by the Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company; and (z) Executive’s agreement to act as a consultant for Company for up to a maximum of sixty (60) calendar days immediately following the date of termination, without additional compensation, if requested to do so by Company. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.”

Section 7.3 of the Agreement is hereby amended to read in its entirety:

“Voluntary Resignation By Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days advance written notice. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive the amount provided in Section 4.1 above through the last day of the thirty (30) day notice period. In the event of Executive’s resignation, Executive shall be entitled to receive only the (i) the amount provided in Section 4.1 above, earned through the date of such termination, (ii) benefits coverage through the date of such termination, and (iii) reimbursement of business expenses properly incurred prior to the date of such termination and submitted in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, in the event Executive resigns from his employment with the Company, Executive will not be entitled to receive the Severance Pay described in Section 7.2 herein.

The Company and Executive hereby acknowledge and consent to the foregoing amendments to the Agreement as set forth herein.

Except as amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

This Amendment shall be effective upon its execution by the Company and Executive.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Dated: July 2, 2009	/s/ Marc C. Whyte
Marc C. Whyte

Dated: July 2, 2009	NovaRay Medical, Inc.

	By:	/s/ Lynda Wijcik
Lynda Wijcik
Chairman NovaRay Medical, Inc.